EXHIBIT 6

OPERATING AGREEMENT

ASPEN MORTGAGE INCOME FUND II, LLC

A Missouri Limited Liability Company

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OPERATING AGREEMENT

ASPEN MORTGAGE INCOME FUND II, LLC

A Missouri Limited Liability Company

This Operating Agreement (the "Agreement") made and entered into this ____ day of April 2017 by and among those persons whose names and addresses are set forth below (the "Members"), being the members of ASPEN MORTGAGE INCOME FUND II, LLC, A Missouri limited liability company (the "Company"), represent and agree as follows: (Each of the following named parties is referred herein as a "Member" and collectively, as the "Members" as defined in Section 2 hereof)

1. Formation, Name, Purposes, Definitions

1.1. A Missouri Limited Liability Company

(a) The Members hereby authorize the Managing Member to execute and deliver a Certificate of Formation to the Missouri Secretary of State in accordance with and pursuant to the Act and to execute and deliver any documents necessary to register the Company as a foreign limited liability company.

(b) The Members hereby agree to form the Company as a limited liability company under and pursuant to the provision of the Act and agree that the rights, duties, and liabilities of the Members shall be as provided in the Act, except as otherwise provided herein.

(c) Upon their execution of this Agreement, without the need for the consent or other action of any Person, the Managing Member shall be admitted as a Member of the Company.

(d) The Company has established two classes of Preferred Interest, the Founders Interests and the Class A Interests, and has established one class of non-preferred Interests, the Management Interests. Only the Managing Member and those individuals that the Managing Member so designates shall receive Management Interests. Those Members holding Preferred Interest will have limited voting rights in accordance with the Missouri Revised Statutes.

1.2. Intent

It is the intent of the Members that the Company shall always be operated in a manner consistent with its treatment as a partnership for federal income tax purposes. It is also the intent of the Members that the Company not be operated or treated as a partnership for purposes of Section 303 of the Federal Bankruptcy Code. No member shall take any action inconsistent with the express intent of the Members.

1.3. Name

The name of the Company shall be ASPEN MORTGAGE INCOME FUND II, LLC a Missouri limited liability company.

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1.4. Place of Business

The principal place of business of the Company shall be 520 West 103rd Street #108

Kansas City, MO 64114, or such other place as the Managing Member (as hereinafter defined) shall determine in their sole discretion.

1.5. Nature of Business

The primary objective of the Company is to engage in the business of making investments in real estate related notes (“Mortgage Loans”) located in the United States of America and abroad. The Company may do everything necessary and suitable for the primary purpose or any other purpose, which our Company may accomplish, which shall at any time, appear conducive to, or expedient for, the protection or benefit of this Company.

1.6. Term

The Company shall commence upon the filing of its Articles of Organization and shall be perpetual unless sooner terminated under the provisions of Article 17 hereof.

1.7. Members

The name and address of each of the Members of the Company is set forth in the Articles of Organization of the Company and in the attached signature pages to this Agreement.

1.8. Registered Office and Registered Agent for Service of Process

The Company's initial registered office and initial registered agent shall be provided in the Articles. The registered office and/or the registered agent may be changed from time to time by the Members by causing the filing of the new address and/or name of the new registered agent in accordance with the Act.

1.9. Definitions

Whenever used in this Agreement, the following terms shall be the following meanings unless the context clearly requires a different interpretation:

"Act" shall mean the Missouri Liability Company Act of the State of Missouri, as may be amended from time to time.

"Additional Member" shall mean any person that is admitted to the Company as an additional member pursuant to Article 12 of this Agreement.

"Advance" or "Advances" shall have meanings as provided in Article 8.3 hereof.

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"Agreement" shall mean this written Operating Agreement. No other document or other agreement between the Members shall be treated as part or superseding this Agreement unless it has been signed by all of the Members.

“Asset Management Fee” is defined in Section 4.1.

"Bankruptcy" means the happening of any of the following: (a) the entry under Chapter 7 of the Federal Bankruptcy Law of an order for relief against a party; (b) the making by a party of a general assignment for the benefit of creditors; (c) the filing by a party of a voluntary petition under the Federal Bankruptcy Law or the filing by a party of a pleading in any court of record admitting in writing its inability generally to pay its debts as they come due; (d) the filing by a party of a petition or answer seeking for that party any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (e) the filing by a party of an answer admitting the material allegations of, or its consent to, or defaulting in answering, a petition filed against it in any bankruptcy, insolvency or similar proceedings; (f) the filing of any party of an application seeking, consenting to, or acquiescing in, the appointment of a trustee, receiver or liquidator of the party or of all or a substantial part of the party's property; (g) the commencement of any proceeding against a party seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, if such proceeding is not dismissed within sixty (60) days after commencement; or (h) the appointment, without a party's consent or acquiescence, of a trustee, receiver or liquidator of that party of all or any substantial part of that party's properties and such appointment is not vacated or stayed within sixty (60) days or the appointment is not vacated within sixty (60) days after the expiration of any stay.

"Capital Account" shall mean the account established and maintained for each Member in accordance with Article 8 of this Agreement.

"Capital Contribution" shall mean, with respect to any Member, any contribution to the Company or property (at such other property’s initial Gross Asset Value) by such Member whenever made.

"Capital Transaction" shall mean the sale, exchange, disposition, destruction or damage by casualty or taking by eminent domain of all or a significant part of the Company assets, or the refinancing of Company assets

“Class A Member” means a Member that owns a Class A Interest.

“Class A Interest Preferred Return” An amount equal to the Class A Interest Preferred Return Rate per annum on the daily balance of such Class A Member’s unreturned capital contributions with respect to such Class A Interest. The Class A Interest Preferred Return shall commence accumulation three (3) months AFTER such Class A Member’s contribution of capital, whether an Initial Capital Contribution or reinvestment of distributions. For the Class A Members, the first year’s returns will only yield approximately 5.25% annualized, not including NAV adjustments. To the extent Distributable Cash is unavailable to pay the Class A Interest Preferred Return for any calendar quarter, such unpaid amount will not cumulate to the following quarter, with such unpaid amounts allocated among the Members as described in Section 10.1.2.

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“Class A Interest Preferred Return Rate” is seven percent (7%).

“Class A Interests” means interests acquired pursuant to the Offering or at a subsequent date that are not Founders Interests. Class A Interests issued pursuant to the Offering will be acquired at $1,000 per Interest. The Managing Member, in its sole discretion, may offer partial Class A Interests.

"Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

"Company" shall refer to ASPEN MORTGAGE INCOME FUND II, LLC

"Distributable Cash" shall mean, all cash, revenues and funds received by the Company from operations, less the sum of the following to the extent paid or set aside by the Company: (i) all principal and interest payments on indebtedness of the Company and all other sums paid to lenders; (ii) all cash expenditures incurred in the normal operation of the Company’s business; and (iii) such Reserves as the Members deem reasonably necessary for the proper operation of the Company’s business.

"Effective Income" means the total income received from lending activities or from disposition of Loans serviced by the Company.

"Fair Market Value" means the price a ready, willing and able buyer would pay to a ready, willing and able seller the property for which the Fair Market Value is being calculated hereunder, assuming such property was exposed for sale on the open market for a reasonable period of time, taking into account all purposes of which such property may be used under then existing statutes, laws and ordinances applicable to such property, including, in the case of real property, zoning, land use restrictions, and private restrictions, such as covenants, conditions and restrictions of record.

"Fiscal Year" shall mean the Company's fiscal year, which shall be the calendar year.

“Founders Member” means a Member that owns Founders Interests.

“Founders Interests Preferred Return” means, with respect to any calendar quarter of the Company, an amount equal to the Founder Interests Preferred Return Rate per annum on the daily balance of such Founders Member’s Unreturned Capital Contribution Balance with respect to such Founder Interests. The Founders Interests Preferred Return shall commence accumulation three (3) months AFTER such Founders Member’s contribution of capital, whether an Initial Capital Contribution or reinvestment of distributions. For the Founder Members, the first year’s returns will only yield approximately 6% annualized, not including NAV adjustments. To the extent Distributable Cash is unavailable to pay the Founders Interests Preferred Return for any calendar quarter, such unpaid amount will not cumulate to the following quarter, with such unpaid amounts allocated among the Members as described in Section 10.1.2.

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“Founders Interests Preferred Return Rate” is eight percent (8%).

“Founders Interests” means a unit received under the Offering designated as a Founders Interests, which are the first 5,000 units acquired at $1,000 per unit. The Managing Member, in its sole discretion, may issue partial Founders Interests.

"Good Cause" shall mean only a breach of a Managing Member's duties hereunder or the gross negligence, willful or wanton misconduct, fraud, or bad faith on the part of the Managing Member.

"Gross Asset Value" shall mean, with respect to any asset, such asset’s adjusted basis for federal income-tax purposes, except as follows:

(i) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as agreed to by Members holding a Majority Interest;

(ii) the Gross Asset Value of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Managing Member, as of the following times: (a) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an interest in the Company; and (c) the liquidation of the Company within the meaning of Treasury Regulation § 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to Clause (a) and Clause (b) of this sentence shall be made only if Members holding a Majority Interest reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members; and

(iii) the Gross Asset Value of any Company asset that is distributed to any Member shall be the gross fair market value of such asset on the date of distribution, as determined by Managing Member.

If the Gross Asset Value of an asset has been determined or adjusted pursuant to Paragraph (i) or Paragraph (ii) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Initial Capital Contribution” means, with respect to any Member, the initial contribution to the Company pursuant to this Agreement.

"Interest" shall mean the proportion of that Member's positive Capital Account (if any) bears to the aggregate positive Capital Accounts of all Members whose Capital Accounts have positive balances.

“Key Persons” are defined as Robert Fraser and James Maffuccio.

“Loan” shall mean the loans managed and made by the Company.

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"Losses" shall mean, for each Fiscal Year, the losses and deductions of the Company determined in accordance with accounting principles consistently applied from year to year under the cash method of accounting and as reported, separately or in the aggregate as appropriate on the Company's information tax return filed for federal income tax purposes plus any expenditures described in Section 705(a) (2) (B) of the Code.

"Majority-In-Interest" shall mean Members owning a simple majority of the Percentage Interests (as hereinafter defined).

“Management Interests” shall mean those membership interests that are subordinated to the Units, that are distributed the Managing Member and other individuals or entities as the Managing Member sees fit. The total number of Management Units shall at all times equal 20% of the total number of outstanding Units.

"Managing Member" shall mean Aspen Properties Group, LLC a Missouri limited liability Company which is wholly owned by Aspen Holdings, LLC, or any other person or persons (as hereinafter defined) that become a Managing Member of the Company pursuant to this Agreement, herein after referred to as “Company Managing Member”

"Member" shall include: (i) Aspen Properties Group, LLC in its capacity as a member of the Company (ii) Persons later admitted as Members of the Company, who shall be admitted in accordance with this Agreement. Members of the Company shall at all times be Members of the Company until the Company is dissolved, wound up, and terminated in accordance with the Act and this Agreement. The Company shall be controlled by the Managing Member.

“NAV” (Net Asset Value) is defined in Section 4.2.

“Offering Circular” means the Preliminary Prospectus of the Company, dated _____.

"Organization Expenses" shall mean legal, accounting, and other expenses incurred in connection with the formation of the Company.

"Percentage Interest" shall be the percentage interests of the Members as determined in accordance with Section 9.1.

"Person" shall mean any individual and any legal entity and their respective heirs, executors, administrators, legal representatives, successors, and assigns.

“Preferred Members” means the Founders Members and the Class A Members.

“Preferred Return” means the Founders Units Preferred Return and the Class A Units Preferred Return.

“Preferred Units” means the Founders Units and the Class A Units.

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"Profits" means, for purposes of distributions pursuant to Section 10.2, the increase in NAV per unit for each Fiscal Quarter, determined immediately after the Preferred Returns distribution pursuant to Section 10.1 and in accordance with accounting principles consistently applied from year to year under the cash method of accounting and as reported, separately or in the aggregate as appropriate, on the Company's information tax return filed for federal income tax purposes.

“Quarterly Profit” is defined in Section 10.2.

”Reference Rate" means the reference rate publicly announced from time to time by the Bank of America, N.T. & S.A., as its reference rate.

“Repurchase Price” is defined in Section 14.1.

"Reserves" shall mean, with respect to any fiscal period, funds set aside or amounts allocated during such period to reserves that shall be maintained in amounts deemed sufficient by the Managing Member for working capital and to pay taxes, insurance, debt service, or other costs or expenses incident to the ownership or operation of the Company's business.

"Substitute Member" shall mean any person or entity that or which is admitted to the Company with all the rights of a Member that has died or has assigned his interest in the Company with the approval of all the Members of the Company by unanimous written consent pursuant to Article 13 of this Agreement.

"Treasury Regulations" shall mean the Regulations issued by the Treasury under the Code.

“Units” means the Founders Interests, the Class A Interests, and the Management Interests.

"Unreturned Capital Contributions" means all Capital Contributions made by a Member less any distribution received pursuant to Section 10.3 and 14.1.

“Withdrawal Request” is defined in Section 14.1.

2. Capitalization of the Company

2.1. Total Capital Contributions

Contributions of capital shall be made to the Company as set forth in Exhibit A.

2.2 Time of Capital Contributions

Capital Contributions shall be made and deemed accepted when the subscription agreement of the Member is accepted by the Company. The Capital Contribution is due at the time that such subscription agreement is accepted by the Company

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2.3. Preferred Return and Capital Contribution

It is the intent of the Managing Member to capitalize the Company with $50,000,000 within the first eighteen (18) months of Company Operations. Preferred Members shall receive a Preferred Return in accordance to their Capital Contribution and Class. All Members holding Founders Interests and Class A Interests shall have equal rights other than the rate of their respective Preferred Return. The Preferred Returns shall be as follows:

Preferred Class	Annualized Preferred Return
Founders	8%
Class A	7%

The Managing Member may need additional capital beyond $50,000,000 for asset purchases or Company operations. The Managing Member may elect to sell additional Class A Interests or designate a new class of Units for the purposes of raising additional capital. The Managing Member may or may not allow Members to purchase new or additional interests. Therefore, in the event the Managing Member seeks additional Capital Contributions from non-members or from only a few Members, certain Members may experience dilution.

2.4. Capital Accounts

A separate Capital Account shall be maintained for each Member in accordance with the Tax Exhibit.

3. Rights and Duties of Managing Member

3.1. Management

All business and affairs of the Company shall be managed by the Managing Member. The Managing Member shall direct, manage, and control the Company to the best of its ability and shall have full and complete authority, power, and discretion to make any and all decisions and to do any and all things that the Managing Member shall deem to be reasonably required to accomplish the business and objectives of the Company.

3.2. Number, Tenure, and Qualifications

Aspen Properties Group, LLC shall be the initial Managing Member of the Company. The Managing Member shall hold office until a successor shall have been elected and qualified. Successor Managing Member(s) need not be a Member of the Company.

3.3. Management and Powers

The making of all Major Decisions concerning the Company shall require the approval of the Managing Member only. As used herein, the term Major Decision shall mean:

3.3.1. The acquisition by purchase, lease, or otherwise of any real or personal property which may be necessary, convenient, or incidental to the accomplishment of the nature of the business of the Company;

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3.3.2. the borrowing of money and issuing of evidences of indebtedness necessary, convenient, or incidental to the accomplishment of the purposes of the Company and securing the same by mortgage, pledge, or other lien on any Company property;

3.3.3. Admitting an additional Member to the Company;

3.3.4. The opening, maintaining and closing, as appropriate, all Company bank accounts and (subject to any limitations set forth herein) draw checks and other instruments for the payment of funds associated with Major Decisions.

3.3.5. To invest any Company funds temporarily (by way of example but not limitation) in time deposits, short-term governmental obligations, commercial paper, or other investments.

3.4. Authority of the Managing Member

3.4.1. Except to the extent that such authority and rights have been reserved in Article 3 as set forth above, the Managing Member shall have the obligation and the exclusive right to manage the day-to-day activities of the Company including, but not limited to the right to:

3.4.2. Obtain all proper security instruments (such as recorded mortgage or deed of trust) all in accordance with the local governmental rules and regulations

3.4.3. Employ such agents, employees, general contractors, independent contractors and attorneys as may be reasonably necessary to carry out the purposes of this Agreement;

3.4.4. Obtain, negotiate and execute all documents necessary or appropriate to accomplish the development and growth of the Entity and all portions thereof,

3.4.5. Establish a reasonable reserve for operation of the business of the Company and potential future and contingent Company liabilities;

3.4.6. Pay, collect, compromise, arbitrate or otherwise adjust any and all claims or demands of or against the Company; provided, however, that any settlement of a claim which is in excess of insurance proceeds shall be subject to the prior approval of all Managing Members;

3.4.7. Preparation of Company budgets and financial reports necessary or appropriate to the Company's operation, including but not limited to, all federal and state tax returns and report to the Members;

3.4.8. Engage in any kind of legal activity and perform and carry out contracts of any kind necessary or incidental to, or in connection with the operation of the Company.

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3.4.9. Conveyances.

Any deed, bill of sale, mortgage, security agreement, land contract, assignment, lease for over 3 years, contract of sale or other commitment purporting to convey or encumber the interest of the Company in any or all of any real or personal property at any time owned by the Company or held in its name, shall be signed on behalf of the Company by the Company Managing Member, and no other signature shall be required. A certificate executed by the Company Managing Member certifying that such approval has been duly given shall be sufficient assurance of such approval for any party contracting with the Company.

3.5. Employment of Unaffiliated Managing Member

If necessary, the Company shall employ an unaffiliated property Managing Member to manage a Property and its affairs, in the locale of the Property on terms that are deemed to be commercially reasonable in the locale where the Property is located.

3.6. Delegation of Duties

The Managing Member shall have the right to perform or exercise any of its rights or duties under this Agreement through delegation to or contract with Affiliates of either Managing Member, provided that all contracts with affiliated entities are on terms at least as favorable to the Company as could be obtained through arms-length negotiations with unrelated third parties; and further provided that notwithstanding such delegation the Managing Member shall remain primarily responsible for the active supervision of the work performed or to be performed by any such delegee, consultant or subcontractor.

3.7. Consultation; Quarterly Reports

Notwithstanding anything contained in this Section 3 to the contrary, the Managing Member agrees that it will use its best efforts at all times to keep the Members advised of all material matters affecting the Company and will provide quarterly reports to the Members.

3.8. Indemnity

Except for the willful misconduct, gross negligence or fraud of the Managing Member, its officers, shareholders or directors, or its employees or agents, the doing of any act or the failure to do any act by Managing Member, provided it was done or omitted to be done in accordance with the authority granted in this Agreement and in good faith to promote the best interests of the Company, shall not subject such Managing Member, or its officers, shareholders, directors or its employees or agents to any liability to the Company. Except for the willful misconduct, gross negligence or fraud of such Managing Member, the Company shall indemnify and hold harmless the Managing Member, its officers, shareholders, directors, and its employees and agents from and against any and all loss, cost, liability, expense, damage or judgment of whatsoever nature to or from any person, including reasonable attorney's fees, arising from or in any way connected with the conduct of the business of the Company.

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3.9. Financing

3.9.1. It shall be the responsibility of the Managing Member to arrange temporary or permanent financing for the Company in such amount(s) as reasonably necessary for the proper management of the Company, both in form and upon commercially reasonable terms and at competitive rates. The Managing Member shall execute any and all loan documentation as required for obtaining such financing, including, without limitation, security agreements, mortgage notes and trust deeds.

3.9.2. The Managing Member shall furnish its financial statements and take all other actions that are customary and reasonable in connection with the obtaining of the permanent financing, however the Managing Member will not be required to personally guarantee the financing. In no event shall the Members have any obligation to guarantee or otherwise become obligated for the repayment of any Company financing.

3.10. Managing Member Has No Exclusive Duty to Company

The Managing Member shall not be required to manage the Company as its sole and exclusive function and may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in such investments or activities of the Managing Member or to the income or proceeds derived therefrom.

3.11. Resignation

The Managing Member of the Company may resign at any time by giving written notice to the Members of the Company. The resignation of the Managing Member shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. The resignation of the Managing Member will not affect the Managing Member's Interest in the Company.

3.12. Removal

Upon the affirmative vote of Seventy-Five percent (75%) of the Percentage Interests, the Managing Member may be removed for good cause shown. "Good Cause" shall mean only a breach of a Managing Member's duties hereunder or the gross negligence, willful or wanton misconduct, fraud, or bad faith on the part of the Managing Member. The Members agree that any right of removal shall be exercised only in good faith. The removal of a Managing Member shall not in any way reduce or affect the Managing Member's Interest in the Company.

3.13. Vacancies

In the event the Managing Member has resigned or has been removed or have otherwise ceased to be Managing Member, the vacancy may be filled by the affirmative vote of a Majority-In-Interest of Members.

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4. Compensation; Distribution of Cash and Reimbursement of Expenses

4.1. Asset Management Fee Paid to the Managing Member

The Managing Member will receive an Asset Management Fee for managing the assets of the Company and its investments, regardless of the performance of the Company. The Asset Management fee is to equal 2% of the Company’s NAV. The Asset Management Fee is an annualized fee paid monthly in arrears at the end of each calendar month (1/12 of 2% of the Company’s NAV). The NAV to be used to determine the amount of each monthly payment is the NAV as determined by the Managing Member for the preceding calendar quarter pursuant to Section 4.2, as adjusted to reflect the purchase or sale of any Company Assets during the current calendar quarter. The Asset Management Fee is hereby approved as an operating expense of the Company and the Members understand that the Asset Management Fee is and will be payable regardless of whether such payment impacts the ability of the Company to make any distributions to the Members (including the Preferred Return).

4.2 Calculation of Net Asset Value (NAV)

The Company’s NAV is the fair market value of the Company’s assets less liabilities. The NAV will be calculated on a quarterly basis by the Managing Member’s internal accountants, using valuation methodologies that the Company thinks are consistent with standard industry principles. Our NAV will be calculated at the end of each fiscal quarter by our internal accountants using a process that reflects several components, including (1) estimated values of each of our assets and investments, which is based upon (a) adjustments to cost-basis due borrower principal payments (For example, if the Company owns a Mortgage Note with a principal balance of $10,000 for which we paid $5,000, and the borrower makes a $1,000 principal payment, the new value for that note would be adjusted to $4,500 to accurately reflect that half the principal payment was in fact recovered discount income); (b) infrequent adjustments to asset values to reflect changes that are expected to materially affect the expected recovery amount from an Asset (For example, due to changes in property equity, lien position, borrower payment status, etc.); and (c) periodically, Asset prices may be adjusted to reflect pricing changes in the discounted Mortgage Note market to reflect current market pricing; (2) the price of liquid assets for which third party market quotes are available, (3) accruals of our periodic distributions; and (4) estimated accruals of our operating revenues and expenses.

The Members understand that there is no established practice among similar companies for calculating NAV, that such calculation involves subjective judgments and estimates., and that other similar companies may use different methodologies or assumptions to determine NAV.

The Members understand that the Company’s calculation of NAV will be used to establish the Asset Management Fee, distributions pursuant to Section 10.2, the per Unit purchase price, and the Repurchase Price.

The Company’s calculation of NAV may not accurately reflect the actual prices at which our assets and investments, including related liabilities, could be liquidated on any given day. In the event that we are required to adjust our calculation methodologies or assumptions, the value of your investments, and consequently your returns, may be adversely affected.

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4.3. Reimbursement for Out-Of-Pocket Expenses

The Managing Member shall be entitled to prompt reimbursement from the Company for all reasonable direct out-of-pocket costs and expenses incurred on behalf of the Company including without limitation, the reasonable costs of organization of the Company (including legal, travel expenses and tax planning costs and expenses). The Managing Member shall not be reimbursed for its own general administrative overhead and expenses.

5. Participation; Deadlock

5.1. Participation

Except as otherwise set forth herein, the Members shall not participate in the day-to-day management of the business of the Company.

5.2. Deadlock

Unless otherwise expressly set forth herein, in the event the Members are unable to reach agreement (affirmative vote of a Majority-In-Interest of the Members) on or make a decision with respect to any Major Decision described in Article 3, the matter shall be submitted to binding arbitration in accordance with Article 16 below.

6. Rights and Obligations of Members

6.1. Limitation of Liability

Each Member's liability shall be limited as set forth in the Act and other applicable law. The debts, obligations and liabilities of the Company, whether arising from contract, tort or otherwise, shall be solely the debts obligations and liabilities of the Company. No Member or Managing Member shall be obligated personally for such debt, obligation or liability of the Company, solely by reason of being a Member of the Company.

6.2. Company Debt Liability

A Member will not be personally liable for any debts or losses of the Company beyond the Member's respective Capital Contributions, except as otherwise required by law.

6.3. Company Books

The Managing Member shall maintain and preserve during the term of the Company and for five (5) years thereafter all accounts, books, and other relevant Company documents. Upon reasonable request, each Member shall have the right, during ordinary business hours, to inspect and copy such Company documents at the Members expense, but only for a purpose related to the Member's interest in the Company.

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6.4. Priority and Return of Capital

No Member shall have priority over any other Member as to the return of Capital Contributions or as to Income and Losses or Distributions. Members may request for a return of the Capital Contributions pursuant to Section 14.1 after one year from the date their Subscription Agreement is accepted by the Company. This Return of Capital will happen on a prorated basis unless there are circumstances, such as death, bankruptcy, or ERISA violations, or court order that create a Priority over other requesting Members requesting redemption.

7. Meetings of Members

7.1. Annual Meeting

No Annual Meeting of the Members is required, however the Managing Member may elect to hold one at the beginning of each fiscal year.

7.2. Special Meetings

Special meetings of the Members, for any purpose or purposes unless otherwise prescribed by statutes, may be called by the Members or by a Majority-In-Interest of the Members.

7.3. Place of Meetings

The Managing Member may designate any place within Kansas City, Missouri, as the place of meetings of the Members.

7.4. Notice of Meetings

Except as provided in Section 7.5 hereof, written or email notice stating the place, day, and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered no fewer than three (3) no more than fifty (50) days before the date of the meeting.

7.5. Meeting of all Members

If all of the Members shall meet at any time and place, either within or outside of the State of Missouri, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting, lawful action may be taken.

7.6. Record Date

For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, Members entitled to receive payment of any distribution, or to make a determination of Members for any other purpose, the date on which notice of the meeting is mailed or the date on which the resolute declaring such distribution is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any such meeting of Members has been made as provided in this Section, such determination shall apply to any adjournment thereof.

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7.7. Quorum

A Majority-In-Interest of the Members, represented in person or by proxy, shall constitute a quorum at any meeting of Members. In the absence of a quorum at any such meeting, a majority of the Interests so represented may adjourn the meeting from time to time for a period not to exceed 60 days without further notice. However, if the adjournment is for more than 60 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at a meeting.

7.8. Manner of Acting

If a quorum is present, the affirmative vote of Majority-In-Interest of the Members shall be the act of the Members, unless the vote of a greater or lesser proportion or number is otherwise required by the Act, by the Articles or Organization, or by this Agreement.

A consent transmitted by electronic transmission by a Member or person authorized to act for a Member shall be deemed to be written and signed by the Member.

7.9. Proxies

At all meetings of Members, a Member may vote in person, or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Managing Member of the Company before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

7.10. Action by Members without a Meeting

Action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by each Member entitled to vote, and delivered to the Managing Member of the Company for inclusion in the minutes or for filing with the Company records. Action taken under this Section is effective when all Members entitled to vote have signed the consent unless the consent specifies a different effective date. The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs a written consent.

7.11. Electronic Meetings

Meetings of members may be held by means of a conference telephone call so that all persons participating in the meeting can hear each other. Participation in a meeting held by conference telephone call shall constitute presence in person at the meeting.

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7.12. Waiver of Notice

When any notice is required to be given to any Member, a waiver thereof in writing signed by the Person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.

8. Capital Contributions; Capital Accounts; Advances

8.1. Capital Contributions

8.1.1. The amount of the initial Capital Contributions of the Members, are identified in Exhibit "A".

8.1.2. The Capital Contribution of the Members shall be equal to one hundred percent (100%) of the total capitalization of the Company. The Managing Member is not required to contribute any percent of the total capitalization of the Company in exchange for the Management Interests.

8.1.3. Except as otherwise expressly provided in this Agreement, no Member may contribute capital or loan funds to the Company without the consent of the Managing Member.

8.1.4. Except as otherwise expressly provided in this Agreement no portion of the capital of the Company may be withdrawn at any time without the express written consent of the Managing Member.

8.2. Capital Accounts

A Capital Account shall be established and maintained for each Member in accordance with the terms of the Tax Exhibit.

8.3. Managing Member Loans

8.3.1. If required, The Company intends to use its best efforts to obtain funds from third parties to be contributed or loaned pursuant to the terms of this Agreement, sufficient for the operation of the Company. In the event that sufficient additional funds are unavailable from third parties, the Managing Member shall have the right, but, except as provided below, shall not be obligated, to loan such funds (or a portion thereof) to the Company as and when necessary to continue the business of the Company (the "Advance").

8.3.2. Advances made by the Managing Member shall bear interest at the greater of six percent (6%) above the prime rate or twelve percent (12%) per annum. Interest on Advances shall be an expense of the Company when paid.

8.3.3. If the Managing Member makes Advances it shall be deemed an unsecured creditor of the Company for the purpose of determining its right and priority of repayment of interest and principal of such Advance.

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8.3.4. Advances expended prior to the formation of the Company shall be reimbursed upon the receipt by the Company of Member Capital Contributions.

8.3.5 Loans from the Managing Member will only be made when absolute necessary and will be only temporary.

The loans will be reduced as soon as cash flow allows.

9. Allocation of Income and Losses

9.1. Percentage Interests

The Percentage Interests of the Members shall be as set forth in Exhibit A hereof, and is determined for each Member by taking such Member’s total Units divided the total number of Units held by all Members.

9.2. Allocation of Income and Losses

Except as otherwise provided in the Tax Exhibit, Income and Losses for any taxable year or other period will be allocated among the Members to the extent necessary to cause the Capital Account balance of each Member (as determined after reflection therein of allocations for such period under the Tax Exhibit) to equal (i) the amount that would be distributable to such Member under Section 17.2.2, if, on the last day of such taxable year, the Company sold all of its remaining assets for an amount equal to their respective Gross Asset Values (limited with respect to each Nonrecourse Liability to the Gross Asset Value securing that liability) and applied all remaining proceeds in accordance with Section 10.3 on the last day of such taxable year reduced by (ii) such Member’s share of Company Minimum Gain and Member Minimum Gain immediately prior to the hypothetical sale.

9.3. Acknowledgement

The Members are aware that Company circumstances and the Code may provide for a different allocation of Income and Losses other than that intended by the Managing Members as herein set forth.

10. Distributions from Operations

10.1 Monthly Distributions

10.1.1	Starting 90 days after investment by a Member, promptly after the end of each monthly period, the Company will make distributions of Distributable Cash to the Preferred Members, pro rata with based on the respective Preferred Return owed to the Preferred Members, an amount equal to the accrued Preferred Return for such month and any accrued but unpaid preferred return with respect to any prior month in such calendar quarter. Any unpaid Preferred Return shall not cumulate to the following quarter. In the event the Company has cash reserves, the Managing Member may elect to pay the Preferred Return from the cash reserves, but the Managing Member will not borrow funds in order to pay such returns.

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10.1.2	If Distributable Cash does not permit the entire amount of accrued Preferred Return to be paid for any calendar quarter, then the Preferred Return shall be provided on a pro rata basis whereby each Member will be reduced at the same ratio. For example, if there is only enough in distributions to permit the Preferred Members to receive 75% of the Preferred Return, each Preferred Member’s Preferred Return will be reduced by 25%.

10.2. Quarterly Profit Distributions

If the entire Preferred Return for the quarter has been distributed to the Preferred Members pursuant to Section 10.1, and there are no outstanding Withdrawal Requests pursuant to Section 14.1, then the Managing Member will have the option, in its sole discretion, to receive a distribution equal to 20% of the Company’s Quarterly Profit for such calendar quarter.

The Quarterly Profit shall be calculated as the increase in NAV per unit at the close of such quarter above the highest NAV per unit of the preceding four (4) quarters. There will be no Quarterly Profit for the calendar quarter if the current calendar quarter’s NAV per unit is not greater than the highest NAV per unit of the preceding four (4) quarters.

Any distribution paid to the Managing Member pursuant to this Section 10.2 will be treated as an advance on amounts otherwise distributable to the Managing Member pursuant to Section 10.3.3.

10.3. Distributions from a Capital Transaction

Distributions from a Capital Transaction will be distributed as follows:

10.3.1	First, to the Managing Member, to the extent of any unpaid Asset Management Fee pursuant to Section 4.1 for the calendar quarter of the Capital Transaction.

10.3.2	Second, to the Members pursuant to Section 10.1 to the extent that distributions pursuant to Section 10.1 for the calendar quarter remain unpaid.

10.3.3	Third, 20% to the Members holding Managing Interests pro rata in accordance with the number of Management Units held by each Member, and 80% to the Preferred Members, pro rata in accordance with the number of Preferred Interests held by each Preferred Member.

10.4 Profit Interest of Managing Member.

It is the intention of this Agreement that the Managing Member shall have a “profits interest” as described in IRS Revenue Procedure 93-27 in exchange for the services provided to the Company. As such, this Agreement is structured such that the Managing Member have no interest in the capital of the Company and only have an interest in future profits generated by the Company.

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10.5. In-Kind Distribution

Except as otherwise expressly provided herein, assets of the Company, other than cash shall not be distributed in kind to the Members, without the prior approval of the Managing Member. If any assets of the Company are distributed to the Members in kind for purposes of this Agreement, such assets shall be valued on the basis of the Gross Asset Value thereof (without taking into account Section 7701(g) of the Code) on the date of distribution; and any Member entitled to any interest in such assets shall receive such interest as a tenant-in-common with the other Member(s) so entitled with an undivided interest in such assets in the amount and to the extent provided for in Section 10.1. Upon such distribution, the Capital Accounts of the Members shall be adjusted to reflect the amount of gain or loss that would have been allocated to the Members pursuant to the appropriate provision of this Agreement and the Company sold the assets being distributed for their Gross Asset Value (taking into account Section 7701(g) of the Code) immediately prior to their distribution.

10.6 Return of excess Quarterly Profit Distributions

If it is determined following a Capital Transaction that the Managing Member has received distributions pursuant to Section 10.2 (treated as an advance on amounts distributable pursuant to Section 10.3.3) that exceed the amount that the Managing Member is to receive pursuant to Section 10.3.3, then Managing Member agrees to reimburse the Company for such excess distributions.

11. Fiscal Year, Books and Records, Bank Accounts, Tax Matters Members

11.1. Books and Records; Tax Returns

The Company, for accounting and income tax purposes, shall operate on a fiscal year ending December 31 of each year, and shall make such income tax elections and use such methods of depreciation as shall be determined by the Managing Member. The Managing Member shall make the Company books and records available for inspection and copying by any Member at reasonable times during normal business hours upon at least ninety-six (96) hours prior notice. The Managing Member shall use its best efforts to cause to be prepared and furnished to the Members, the Members’ individual K-1’s prior to March 15 of each year.

11.2. Bank Accounts

The Managing Member may open and maintain bank accounts to hold investors funds, revenues, and other cash for the benefit of the Company.

11.3. Financial Statement

Within a reasonable period after the end of each partnership fiscal year, the Managing Member shall cause to be prepared and furnished to all the Members their individual K-1’s, the cost of which shall be an expense of the Company.

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11.4. Tax Matters

11.4.1 General.

The Company shall cause to be prepared and timely filed all federal, state and local income tax returns or other returns or statements required by applicable law. The Company shall claim all deductions and make such elections for federal or state income tax purposes which the Tax Matters Partner reasonably believes will produce the most favorable tax results for the Members.

11.4.2 Designation of Tax Matters Member.

The Managing Member is the “tax matters partner” of the Company, as provided in the regulations promulgated under Section 6231 of the Code, and as the “partnership representative” of the Company for any tax period subject to the provisions of Section 6223 of the Code, as amended by the Revised Partnership Audit Procedures, as well as for purposes of any state, local, or non-U.S. tax law (collectively, the “Tax Matters Member”). Each Member shall execute, certify, acknowledge, deliver, swear to, file and record all documents necessary or appropriate to evidence its approval of this designation. In such capacity the Tax Matters Member shall represent the Company in any disputes, controversies or proceedings with the Internal Revenue Service or with any state, local, or non-U.S. taxing authority and is hereby authorized to take any and all actions that it is permitted to take by applicable Legal Requirements when acting in that capacity. The Tax Matters Member shall be entitled to take such actions on behalf of the Company in any and all proceedings with the Internal Revenue Service and any other taxing authority as it reasonably determines to be appropriate and that is consistent with this Section 8.5, shall be reimbursed by the Company for all out-of-pocket costs and expenses reasonably incurred in connection with any such proceeding, and shall be indemnified by the Company (solely out of Company assets) with respect to any action brought against such Tax Matters Member in connection with the settlement of any such proceeding. Each Member reserves the right to retain independent counsel of its choice at its expense (which counsel will be entitled to prior review of submissions by the Company in respect of any dispute with relevant taxing authorities). The Company shall indemnify the Tax Matters Member for, and hold it harmless against, any claims made against it in its capacity as Tax Matters Member, except any claims arising out of or relating to the gross negligence or willful misconduct of Tax Matters Member. Nothing in Section 8.5 limits the ability of any Member to take any action in its individual capacity relating to the Company that is left to the determination of an individual Member under Sections 6222 to 6231 of the Code or any similar provision of state or local law. Expenses incurred by the Tax Matters Member shall be borne by the Company. Such expenses shall include, without limitation, fees of attorneys and other tax professionals, accountants, appraisers and experts, filing fees and reasonable out-of-pocket costs and expenses. Any decisions made by the Tax Matters Member, including whether or not to settle or contest any tax matter, whether or not to extend the period of limitations for the assessment or collection of any tax and the choice of forum for such contest shall be made in the Tax Matters Member's sole and absolute discretion.

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11.4.3 Revised Partnership Audit Procedures.

In respect of tax years in which the Revised Partnership Audit Procedures are in effect, the Members acknowledge and agree that it is the intention of the Members to minimize any obligations of the Company to pay taxes and interest in connection with any audit of the Company, including, by means of elections under Section 6226 of the Code and/or the Members filing amended returns under Section 6225(c)(2), in each case as amended by the Revised Partnership Audit Procedures. The Members agree to cooperate in good faith, including by timely providing information reasonably requested by the Tax Matters Member and making elections and filing amended returns reasonably requested by the Tax Matters Member, and the Tax Matters Member shall make such elections as it determines in its discretion, to give effect to the preceding sentence. The Company shall make any payments it may be required to make under the Revised Partnership Audit Procedures and the Tax Matters Member shall allocate any such payment among the current or former Members of the Company for the “reviewed year” to which the payment relates in a manner that reflects the current or former Members’ respective interests in the Company for such “reviewed year” and any other factors taken into account in determining the amount of the payment (with the intent of apportioning the payment in the same manner as if the Company had made the election under Section 6226 of the Code and the payment had been assessed directly against such Member). To the extent payments are made by the Company on behalf of or with respect to a current Member in accordance with this Section 8.5(c), such amounts shall, at the election of the Tax Matters Member, (i) be applied to and reduce the next distribution(s) otherwise payable to such Member under this Agreement or (ii) be paid by the Member to the Company within thirty (30) days of written notice from the Tax Matters Member requesting the payment. In addition, if any such payment is made on behalf of or with respect to a former Member, that Member shall pay over to the Company an amount equal to the amount of such payment made on behalf of or with respect to it within thirty (30) days of written notice from the Tax Matters Member requesting the payment. The provisions contained in this Section 11.4.3 shall survive the dissolution of the Company and the withdrawal of any Member or the Transfer of any Member’s interest in the Company.

12. New Members Admitted

The Managing Member may elect to admit New Members beyond the period of the Offering at its own discretion. The purchase price for additional Class A Interests will be based on the current NAV (as determined pursuant to Section 4.2). The Managing Member may elect to amend the Operating Agreement to include a separate class of Interests other than the Preferred Interests and Management Interests already designated. Preferred Members of the Company shall not be able to vote on New Members or on new classes of membership interests.

13. Transfers

13.1. Transfers Prohibited

No Member may voluntarily, involuntarily or by operation of law assign, transfer, sell, pledge, hypothecate or otherwise dispose (collectively "Transfer") of all or part of its Units in the Company without the express written approval of the Managing Member, except as is specifically permitted by this Agreement. Any Transfer made in violation of this Article 13 or Article 14 shall be void and of no legal effect. The Managing Member may elect to refuse to allow the transfer for any reason. If an individual Member desires to withdraw from the Company, they may do so within the terms and conditions of the Company’s Withdrawal Policy.

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13.2. Substituted Member

A permitted transferee of any Member's Interest shall be admitted to the Company as a Substituted Member upon satisfaction of the following conditions:

13.2.1. Filing with the Company of a duly executed and acknowledged written instrument of assignment in a form approved by the Managing Member, which approval shall not be unreasonably withheld, specifying the Member Percentage being assigned and setting for the intention of the assignor that the permitted assignee succeed to the assignor's Interest (or the portion thereof) as a Member; and

13.2.2. Execution, acknowledgement and delivery by the assignor and assignee of any other instruments reasonably required by the Managing Member including an agreement of the permitted assignee to be bound by the provisions of this Agreement; and

13.2.3. In the event of transfer to an Involuntary Transferee, the written consent of Managing Member shall be required, the granting of which shall not be unreasonably withheld. An Involuntary Transferee for purposes of this Agreement shall mean a Member's heirs, estate or creditors which have taken by foreclosure, receivership or inheritance, other than as otherwise set forth in Section 13 hereof.

13.3. Binding on Successors

Subject to the restriction of this Article, the rights and objections of the Members shall inure to and be binding upon the heirs, successors and permitted assignees of the Partners.

14. Withdrawal Policy

14.1. Redemption Policy

Members may submit a request for withdrawal as a Member of the Company or request a partial redemption of their Units at the Repurchase Price (“Withdrawal Request”). The Repurchase Price per Unit is the current NAV (as determined under Section 4.2) divided by the total number of outstanding Units. The requesting Member may receive the full amount requested provided that the following conditions have been met: (a) the Member has been a Member of the Company for a period of at least twelve (12) months; and (b) the Member provides the Company with a Withdrawal Request at least ninety (90) days prior to the end of a the calendar quarter for the Withdrawal Request; (c) all current Company expenses have been paid, including all distributions of the Preferred Return pursuant to Section 10.1 and the Asset Management Fee pursuant to Section 4.1 for such calendar quarter; and (d) adequate reserves have been established for anticipated Company operating costs and other expenses and advances to protect and preserve the Company’s investments in Mortgage Loans; (e) adequate provision has been made for the payment of future monthly cash distributions of the Preferred Return, and (f) a determination by the Managing Member, in its sole discretion, that the Company has sufficient Distribution Cash and is the appropriate financial condition to honor such Withdrawal Request. Notwithstanding the foregoing, the Managing Member may, in its sole discretion, waive such withdrawal requirements if a Member is experiencing undue hardship. Withdrawal requests will be paid, subject to the provisions below, within 20 days after the end of the calendar quarter, at the price per Unit set at the end of the quarter.

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The Company is not required to liquidate any Properties if at any time the Company does not have sufficient Distributable Cash to satisfy any Withdrawal Requests. In such circumstance, the Company will, at the Managing Member’s sole discretion, distribute that portion of the Distributable Cash available to requesting Members pro rata based upon the relative amounts being withdrawn as set forth in the Withdrawal Requests.

Notwithstanding the foregoing, the Managing Member reserves the right to utilize Distributable Cash to liquidate the capital accounts of deceased Members or ERISA plan investors in whole or in part, before satisfying outstanding Withdrawal Requests from any other Members. The Managing Member also reserves the right, at any time, to liquidate the capital accounts of ERISA plan investors to the extent the Managing Member determines, in its sole discretion, that any such liquidation is necessary in order to remain exempt from the Department of Labor’s “plan asset” regulations.

14.2. Right of First Refusal of Members

In the event that the Managing Member, on behalf of the Company, is unable to fulfill the Withdrawal request in accordance with 14.1, the Member may then offer for sale their membership interests to the other Members of the Company prior to making any offer to any Third Party. If a Third Party has made an offer to any Member for the purchase of membership interests (“Selling Member”), the Member must present such a written offer to the Managing Member and the Members of the Company and such Members and Managing Member shall have a right to first refusal. Such transfer or sale to other Members of the Company shall be subject to approval of the Managing Member.

14.3. Substituted Member

If a Member transfers its interest pursuant to this Section 14, such transferee shall comply with the provisions of Section 13.3 to become a Substituted Member of the Company.

15. Bankruptcy or Other Involuntary Transfer

15.1. Definitions

As hereinafter used in this Agreement the word "Bankruptcy" shall mean and refer to that certain definition set forth in Section 1.9(e) above.

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15.2. Option to Purchase

In the event of the Bankruptcy of a Member (hereinafter called the "Bankruptcy Member") Managing Member, on behalf of the Company, shall have the option to purchase the Interest of the Bankrupt Member in the Company. Such option may be exercised only by the Managing Member giving written notice thereof within thirty (30) days after its receipt of notice of a Bankruptcy. Notice of exercise of the option shall be given to the Bankrupt Member and to any trustee, receiver or other legal representative or holder or transferee of the Bankrupt Member's interest in the Company (hereinafter called an "Involuntary Transferee") of which the Managing Member has been given notice, at the address of such Involuntary Transferee contained in any such notice of Bankruptcy.

15.3. Value of the Interest

The value of the Interest owned by the Bankrupt Member shall not exceed the Capital Account of the Bankrupt Member.

16. Dispute Resolution

16.1. Mediation of Disputes

The Members agree to mediate any dispute or claim arising between them out of this Agreement, or any resulting transaction, before resorting to arbitration. If any party commences an action or arbitration based on a dispute or claim to which this paragraph applies, without first attempting to resolve the matter through mediation, then that party shall not be entitled to recover attorneys fees, even if they would otherwise be available to that party in such action. Mediation shall be held before the Judicial Arbitration and Mediation Service unless the parties mutually agree to use the American Arbitration Association or Real Estate Neutrals or other agreed-upon mediator instead.

16.2. Arbitration of Disputes

In the event any dispute or claim among any of the Members cannot be resolved by mediation, then such dispute or claim shall be the subject of binding arbitration before the Judicial Arbitration and Mediation Service, unless the parties to the dispute mutually agree to use the arbitration services of the American Arbitration Association or another agreed-upon mediator instead. The prevailing party in such arbitration shall be entitled, in addition to any other relief that may be granted, to reasonable attorneys' fees and consultants' fees, and to recover all fees and costs associated with the arbitration. The arbitrator shall allow only such discovery as he or she reasonably believes is necessary in order for the parties to be properly prepared to arbitrate their dispute.

The undersigned acknowledge that, by initialing here, they are giving up their right to trial by jury and their right to conduct pretrial discovery.

16.3 Choice of Venue

The Choice of Venue for any Dispute Process shall be Kansas City, MO.

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17. Dissolution and Termination of the Company

17.1. Events of Dissolution.

The LLC will dissolve upon the first of the following to occur: (a) the sale or other disposition of all or substantially all the assets of the Company; (b) any event that makes the Company ineligible to conduct its activities as a limited liability company under the Act; (c) the death and/or disability of both Key Persons; or (d) otherwise by option of law.

17.2 Effect of Dissolution.

17.2.1. Appointment of Liquidator.

Upon the Company's dissolution, the Managing Member (unless unwilling or unable to serve as such) shall serve as liquidator, and as such will wind up and liquidate the Company in an orderly, prudent and expeditious manner in accordance with the following provisions of this Article. While serving as liquidator, the Managing Member shall have the same authority, powers, duties and compensation as before dissolution, except that the liquidator shall not acquire any additional assets for the Company, and shall use its best efforts to liquidate the Company's existing assets as rapidly as is consistent with receiving the fair market value thereof. If the Managing Member is unwilling or unable to serve as liquidator, or has resigned or been removed, the liquidator shall be appointed by a majority of the Members (the “Liquidator.”)

17.2.2. Distributions Upon Dissolution.

The Company will not cease to exist immediately upon the occurrence of an event of dissolution, but will continue until its affairs have been wound up. Upon dissolution of the Company, the Liquidator will wind up the Company’s affairs by liquidating the Company's assets as promptly as is consistent with obtaining the fair market value thereof, either by sale to third parties or by collecting Loan payments under the terms of the Loan(s) until a suitable sale can be arranged. All funds received by the Company shall be applied to satisfy or provide for Company debts and liabilities and the balance, if any, shall be distributed to Members pursuant to Section 10.3.

17.2.3. Time for Liquidation.

The Company will not immediately cease to exist upon the occurrence of an event causing its dissolution, but will continue until its affairs have been wound up. It is acknowledged and agreed that the assets of the Company are illiquid, and will take time to sell. The Liquidator shall liquidate the Company's assets as promptly as is consistent with obtaining the fair market value thereof, either by sale to third parties or by collecting Loan payments under the terms of the Loans. Due to high prevailing interest rates or other factors, the Company could suffer reduced earnings (or losses) if a substantial portion of its Loan portfolio remains and must be liquidated quickly during the winding up period. Members who sell their Membership Interests prior to any such liquidation will not be exposed to this risk. Conversely, if prevailing interest rates have declined at a time when the Loan portfolio must be liquidated, unanticipated profits could be realized by those Members who remained in the Company until its termination.

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17.2.4. Final Accounting.

The Liquidator will make proper accountings, (1) to the end of the month in which the event of dissolution occurred, and (2) to the date on which the Company is finally and completely liquidated.

17.2.5. Duties and Authority of Liquidator.

The Liquidator will make adequate provision for the discharge of all of the Company's debts, obligations and liabilities. The Liquidator may sell, encumber or retain for distribution in kind any of the Company's assets. Any gain or loss recognized on the sale of assets will be allocated to the Members' Capital Accounts in accordance with the provisions of Article 9. With respect to any asset the Liquidator determines to retain for distribution in kind, the liquidator will allocate to the Members' Capital Accounts the amount of gain or loss that would have been recognized had the asset been sold at its fair market value.

17.2.6. Final Distribution.

The Liquidator will distribute any assets remaining after the discharge or accommodation of the Company's debts, obligations and liabilities to the Members in proportion to their Capital Accounts. The Liquidator will distribute any assets distributable in kind to the Members in undivided interests as tenants in common. A Member whose Capital Account is negative will have no liability to the Company, the Company's creditors or any other Member with respect to the negative balance.

18. Miscellaneous Provisions

18.1. Notices

All notices and demands which either party is required or desires to give to the other shall be given in writing by facsimile, certified mail, return receipt requested with appropriate postage prepaid, or by personal delivery to the address or facsimile transmission to the address set forth below for the respective party, provided that if any party gives notice of a change of name or address or facsimile number, notices to that party shall thereafter be given as demanded in that notice. All notices and demands so given shall be effective upon receipt by the party to whom notice or a demand is being given except that any notice given by certified mail shall be deemed delivered three (3) days after mailing provided proof of delivery can be shown to:

ASPEN MORTGAGE INCOME FUND II, LLC

c/o Aspen Properties Group, LLC

520 West 103rd Street #108

Kansas City, MO 64114

800-326-5799

18.2. Amendments

This Agreement may only be amended in writing by the Managing Member of the Company.

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18.3. Binding Effect

Except as may be otherwise prohibited by this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Managing Member, the Members and their respective heirs, legatees, legal representatives, successors, transferee, and assigns.

18.4. Construction

Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member.

18.5. Time

Time is of the essence with respect to this Agreement.

18.6. Headings

Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

18.7. Severability

Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such legality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

18.8. Incorporation by Reference

Every exhibit, schedule, and other appendix, attached to this Agreement and referred to herein is hereby incorporated in this Agreement by reference.

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18.9. Additional Documents.

The Managing Member agrees to perform all further acts and execute, acknowledge, and deliver any documents that may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

18.10. Missouri Law

The laws of the State of Missouri shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Members.

18.11. Counterpart Execution

This Agreement may be executed in any number of counterparts with the same effect as if all of the Members and the Managing Member had signed the same document. All the counterparts shall be construed together and shall constitute one agreement.

18.12. Merger

It is agreed that all prior understandings and agreements between the parties, written and oral, respecting this transaction are merged in this Agreement, which alone, fully and completely expressed their agreement, and that there are no agreements except as specifically set forth in this Agreement.

Signatures on the following page.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement of ASPEN MORTGAGE INCOME FUND II, LLC, as of the date and year first above written.

Aspen Properties Group, LLC

Robert Fraser
Managing Member

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EXHIBIT A - Ownership Interest

ASPEN MORTGAGE INCOME FUND II, LLC

Members	Initial Capital Contribution	Founders Interests	Class A Interests	Percentage of Management Interests

Aspen Properties Group, LLC	$XXXX	0	0	100%

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Exhibit B

TAX EXHIBIT

1. Definitions. As used in this Tax Exhibit, the following terms will have the following meanings, unless the context otherwise specifies:

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments: (i) increased for any amounts such Member is unconditionally obligated to restore and the amount of such Member’s share of Company Minimum Gain and Member Minimum Gain after taking into account any changes during such year; and (ii) reduced by the items described in Treasury Regulation §§ 1.704‑1(b)(2)(ii)(d)(4), (5) and (6).

“Company Minimum Gain” will have the same meaning as partnership minimum gain set forth in Treasury Regulation § 1.704‑2(d). Company Minimum Gain will be determined, first, by computing for each Nonrecourse Liability any gain which the Company would realize if the Company disposed of the property subject to that liability for no consideration other than full satisfaction of such liability and, then, aggregating the separately computed gains. For purposes of computing gain, the Company will use the basis of such property which is used for purposes of maintaining Capital Accounts under Section 2.4 of the Agreement. In any taxable year in which a Revaluation occurs, the net increase or decrease in Company Minimum Gain for such taxable year will be determined by: (1) calculating the net decrease or increase in Company Minimum Gain using the current year’s book value and the prior year’s amount of Company Minimum Gain, and (2) adding back any decrease in Company Minimum Gain arising solely from the Revaluation.

“Credits” means all investment and other tax credits allowed by the Code with respect to activities of the Company or the Property.

“Income” and “Loss” mean, respectively, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a), except that for this purpose (i) all items of income, gain, deduction or loss required to be separately stated by Code Section 703(a)(1) will be included in taxable income or loss; (ii) tax exempt income will be added to taxable income or loss; (iii) any expenditures described in Code Section 705(a)(2)(B) (or treated as Code Section 705(a)(2)(B) expenditures in accordance with Treasury Regulation § 1.704‑1(b)(2)(iv)(i)) and not otherwise taken into account in computing taxable income or loss will be subtracted; and (iv) taxable income or loss will be adjusted to reflect any item of income or loss specifically allocated in Article 4 of the Agreement.

“Member Liquidation Value Percentage” means the amount of cash a Member would receive under Section 17.2.2 if all of the assets of the Company were sold for their Gross Asset Value in a hypothetical liquidation of the Company divided by the aggregate amount of cash all Members would receive under Section 17.2.2.

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“Member Minimum Gain” will have the same meaning as partner nonrecourse debt minimum gain as set forth in Treasury Regulation § l.704‑2(i)(3). With respect to each Member Nonrecourse Debt, Member Minimum Gain will be determined by computing for each Member Nonrecourse Debt any gain which the Company would realize if the Company disposed of the property subject to that liability for no consideration other than full satisfaction of such liability. For purposes of computing gain, the Company will use the basis of such property which is used for purposes of maintaining Capital Accounts. In any taxable year in which a Revaluation occurs, the net increase or decrease in Member Minimum Gain for such taxable year will be determined by: (i) calculating the net decrease or increase in Member Minimum Gain using the current year’s book value and the prior year’s amount of Member Minimum Gain, and (ii) adding back any decrease in Member Minimum gain arising solely from the Revaluation.

“Member Nonrecourse Debt” will have the same meaning as partner nonrecourse debt set forth in Treasury Regulation § 1.704‑2(b)(4).

“Member Nonrecourse Deductions” will have the same meaning as partner nonrecourse deductions set forth in Treasury Regulation § 1.704‑2(i)(2). Generally, the amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for a fiscal year equals the net increase during the year in the amount of Member Minimum Gain (determined in accordance with Treasury Regulation § 1.704‑2(i)) reduced (but not below zero) by the aggregate distributions made during the year of proceeds of a Member Nonrecourse Debt and allocable to the increase in Member Minimum Gain, determined according to the provisions of Treasury Regulation § 1.704‑2(i).

“Nonrecourse Deduction” will have the same meaning as nonrecourse deductions set forth in Treasury Regulation § 1.704‑2(b)(1). Generally, the amount of Nonrecourse Deductions for a fiscal year equals the net increase in the amount of Company Minimum Gain (determined in accordance with Treasury Regulation § 1.704‑2(d)) during such year reduced (but not below zero) by the aggregate distributions made during the year of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined according to the provisions of Treasury Regulation § 1.704‑2(c) and (h).

“Nonrecourse Liability” means a Company liability with respect to which no Member bears the economic risk of loss as determined under Treasury Regulation § 1.752‑1(a)(2).

“Revaluation” means the occurrence of an event described in clause (v), (w), (x), (y) or (z) of Section 2 of this Tax Exhibit below in which the book basis of Property is adjusted to its Fair Value.

2. Capital Accounts. Each Member’s Capital Account will be (a) increased by (i) the amount of money contributed by such Member, (ii) the Fair Value of property contributed by such Member (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Code Section 752), (iii) allocations to such Member, in accordance with Article 9 of the Agreement, of Company income and gain (or items thereof), and (iv) to the extent not already netted out under clause (b)(ii) below, the amount of any Company liabilities assumed by the Member or which are secured by any property distributed to such Member; and (b) decreased by (i) the amount of money distributed to such Member, (ii) the Fair Value of property distributed to such Member (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Code Section 752), (iii) allocations to such Member, in accordance with Article 9 of the Agreement, of Company loss and deduction (or items thereof), and (iv) to the extent not already netted out under clause (a)(ii) above, the amount of any liabilities of the Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

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In the event any interest in the Company is transferred in accordance with the terms of this Agreement, the assignee will succeed to the Capital Account of the assignor to the extent it relates to the transferred interest, except as otherwise provided in the written transfer agreement between the assignor and assignee.

In the event of (v) the grant of a more than de minimis Interest in the Company as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity, or by a new Member acting in a Member capacity or in anticipation of being a member, (w) an additional capital contribution by an existing or an additional Member of more than a de minimis amount or a distribution of property which results in a shift in Percentage Interests, (x) the distribution by the Company to a Member of more than a de minimis amount of property (other than cash), (y) a distribution of Property in exchange for an Interest, or (z) the liquidation of the Company within the meaning of Treasury Regulation § 1.704‑1(b)(2)(ii)(g), the book basis of the Company Property will be adjusted to Fair Value and the Capital Accounts of all the Members will be adjusted simultaneously to reflect the aggregate net adjustment to book basis as if the Company recognized gain and loss equal to the amount of such aggregate net adjustment.

If Property is subject to Code Section 704(c) or is revalued on the books of the Company in accordance with the preceding paragraph in accordance with Section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations, the Members’ Capital Accounts will be adjusted in accordance with Section 1.704-1(b)(2)(iv)(g) of the Treasury Regulations for allocations to the Members of depreciation, amortization and gain or loss, as computed for book purposes (and not tax purposes) with respect to such Property.

The foregoing provisions of this Section 2 of the Tax Exhibit and the other provisions of the Agreement relating to the maintenance of capital accounts are intended to comply with Treasury Regulation § 1.704‑1(b) and Treasury Regulation § 1.704‑2, and will be interpreted and applied in a manner consistent with such Treasury Regulations. To the extent necessary to comply with Treasury Regulation § 1.704-1(b)(2)(ii)(d), a Member’s Capital Account will be reduced for the adjustments and allocations set forth in Treasury Regulation § 1.704-1(b)(2)(ii)(d)(4), (5) and (6). In the event a Majority in Interest determines that it is prudent or advisable to modify the manner in which the Capital Accounts, or any increases or decreases thereto, are computed in order to comply with such Treasury Regulations, such Majority in Interest may cause such modification to be made without the consent of all the Members, provided that it is not likely to have a material effect on the amounts distributable to any Member upon the dissolution of the Company. In addition, a Majority in Interest may amend this Agreement in order to comply with such Treasury Regulations as provided in Section 3(j) of this Tax Exhibit.

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3. Special Rules Regarding Allocation of Tax Items. Notwithstanding the provisions of Article 4 of the Agreement, the following special rules will apply in allocating the net income or net loss of the Company:

(a) Section 704(c) and Revaluation Allocations. In accordance with Code Section 704(c) and the Treasury Regulations thereunder, and notwithstanding any subsequent repeal or modification thereof, income, gain, loss and deduction with respect to any property contributed to the capital of the Company will, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Fair Value at the time of contribution. In the event of the occurrence of a Revaluation, subsequent allocations of income, gain, loss and deduction with respect to such property will take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Fair Value immediately after the adjustment in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder. Allocations in accordance with this Section 3(a) of the Tax Exhibit are solely for income tax purposes and will not affect, or in any way be taken into account in computing, any Member’s Capital Account, distributions or share of income or loss, in accordance with any provision of this Agreement.

(b) Minimum Gain Chargeback. Notwithstanding any other provision of Article 4 of the Agreement, if there is a net decrease in Company Minimum Gain during a Company taxable year, each Member will be allocated items of income and gain for such year (and, if necessary, for subsequent years) in an amount equal to that Member’s share of the net decrease in Company Minimum Gain during such year (hereinafter referred to as the “Minimum Gain Chargeback Requirement”). A Member’s share of the net decrease in Company Minimum Gain is the amount of the total decrease multiplied by the Member’s percentage share of the Company Minimum Gain at the end of the immediately preceding taxable year. A Member is not subject to the Minimum Gain Chargeback Requirement to the extent: (i) the Member’s share of the net decrease in Company Minimum Gain is caused by a guarantee, refinancing or other change in the debt instrument causing it to become partially or wholly recourse debt or a Member Nonrecourse Liability, and the Member bears the economic risk of loss for the newly guaranteed, refinanced or otherwise changed liability; (ii) the Member contributes capital to the Company that is used to repay the Nonrecourse Liability and the Member’s share of the net decrease in Company Minimum Gain results from the repayment; or (iii) the Minimum Gain Chargeback Requirement would cause a distortion and the Commissioner of the Internal Revenue Service waives such requirement.

A Member’s share of Company Minimum Gain will be computed in accordance with Treasury Regulation § 1.704‑2(g) and as of the end of any Company taxable year will equal: (1) the sum of the nonrecourse deductions allocated to that Member up to that time and the distributions made to that Member up to that time of proceeds of a Nonrecourse Liability allocable to an increase of Company Minimum Gain, minus (2) the sum of that Member’s aggregate share of net decrease in Company Minimum Gain plus his aggregate share of decreases resulting from revaluations of Company Property subject to Nonrecourse Liabilities. In addition, a Member’s share of Company Minimum Gain will be adjusted for the conversion of recourse and Member Nonrecourse Liabilities into Nonrecourse Liabilities in accordance with Treasury Regulation § 1.704‑2(g)(3). In computing the above, amounts allocated or distributed to the Member’s predecessor in interest will be taken into account.

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(c) Member Minimum Gain Chargeback. Notwithstanding any other provision of Article 4 of the Agreement, if there is a net decrease in Member Minimum Gain during a Company taxable year, any Member with a share of that Member Minimum Gain (determined under Treasury Regulation § 1.704‑2(i)(5)) as of the beginning of the year will be allocated items of income and gain for such year (and, if necessary, for subsequent years) equal to that Member’s share of the net decrease in Member Minimum Gain. In accordance with Treasury Regulation § 1.704‑2(i)(4), a Member is not subject to the Member Minimum Gain Chargeback requirement to the extent the net decrease in Member Minimum Gain arises because the liability ceases to be Member Nonrecourse Debt due to a conversion, refinancing or other change in the debt instrument that causes it to be partially or wholly a nonrecourse debt. The amount that would otherwise be subject to the Member Minimum Gain Chargeback requirement is added to the Member’s share of Company Minimum Gain.

(d) Qualified Income Offset. In the event any Member unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation § 1.704-1(b)(2)(ii)(d)(4), (5) or (6), which causes or increases such Member’s Adjusted Capital Account Deficit, items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year) will be specially allocated to such Member in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible, provided that an allocation under this Section 3(d) of the Tax Exhibit will be made if and only to the extent such Member would have an Adjusted Capital Account Deficit after all other allocations under Article 9 of the Agreement have been made.

(e) Nonrecourse Deductions. Nonrecourse Deductions for any taxable year or other period will be allocated to the Members in proportion to their Percentage Interests.

(f) Member Nonrecourse Deductions. Any Member Nonrecourse Deduction will be allocated to the Member who bears the risk of loss with respect to the loan to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation § 1.704‑2(i).

(g) Curative Allocations. Any special allocations of items of income, gain, deduction or loss in accordance with Sections 3(b), (c), (d), (e), (f) and (h) of this Tax Exhibit will be taken into account in computing subsequent allocations of income and gain in accordance with Article 9 of the Agreement, so that the net amount of any items so allocated and all other items allocated to each Member in accordance with Article 9 of the Agreement will, to the extent possible, be equal to the net amount that would have been allocated to each such Member in accordance with the provisions of Article 9 of the Agreement if such adjustments, allocations or distributions had not occurred.

(h) Loss Allocation Limitation. Notwithstanding the other provisions of Article 9 of the Agreement, unless otherwise agreed to by all of the Members, no Member will be allocated Loss in any taxable year which would cause or increase an Adjusted Capital Account Deficit as of the end of such taxable year.

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(i) Share of Nonrecourse Liabilities. Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Treasury Regulation § 1.752‑3(a)(3), each Member’s interest in Company profits is equal to its respective Percentage Interest.

(j) Share of Nonrecourse Liabilities Subject to Member’s Liquidation Value Percentage. For non-recourse liabilities incurred or assumed after the effective date of Proposed Treasury Regulation § 1.752-3(a) promulgated on January 29, 2014, a Member’s proportional share of “excess nonrecourse liabilities” of the Company will be determined in accordance with the Member’s Liquidation Value Percentage. If a Member’s Liquidation Value Percentage cannot be determined with reasonable effort or accuracy on any relevant date, the Company intends to allocate the “excess nonrecourse liabilities” of the Company based on the Member’s Percentage Interest. Upon liquidation of the Company or a withdrawal of a Member, the Company will reallocate the “excess nonrecourse liabilities “of the Company among the Members, including the withdrawing Member, to reflect the Members Liquidation Value Percentage based on the amount of cash or Gross Asset Value of property distributed to the Member or Members.

(k) Compliance with Treasury Regulations. The foregoing provisions of this Section 3 of the Tax Exhibit are intended to comply with Treasury Regulation §§ 1.704‑1, 1.704‑2 and 1.752‑1 through 1.752‑5, and will be interpreted and applied in a manner consistent with such Treasury Regulations. In the event it is determined by a Majority in Interest that it is prudent or advisable to so amend this Agreement in order to comply with such Treasury Regulations, such Majority in Interest is empowered to amend or modify this Agreement without the consent of all the Members, notwithstanding any other provision of the Agreement.

(l) General Allocation Provisions. Except as otherwise provided in this Agreement, all items that are components of Income or Loss will be divided among the Members in the same proportions as they share such net income or net loss, as the case may be, for the year. For purposes of determining the Income, Loss or any other items for any period, Income, Loss or any such other items will be determined on a daily, monthly or other basis, as determined by the Manager using any permissible method under Code Section 706 and the Treasury Regulations thereunder.

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